Exhibit 99.1

Penn Virginia Resource Partners, L.P. Five Radnor Corporate Center, Suite 500, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	Stephen R. Milbourne
Director - Investor Relations
Phone: 610-975-8204
E-Mail: invest@pvrpartners.com

PVR PARTNERS ANNOUNCES SECOND QUARTER RESULTS

AND INCREASES QUARTERLY DISTRIBUTION

RADNOR, PA – July 25, 2012 . . . Penn Virginia Resource Partners, L.P. (NYSE: PVR) (“PVR”) today reported financial and operational results for the three months ended June 30, 2012. In addition, PVR announced an increase in its quarterly distribution to $0.53 per unit.

Second Quarter Results

Second quarter 2012 highlights and results, with comparisons to second quarter 2011 results, included the following:

•	Adjusted EBITDA of $57.0 million as compared to $64.8 million.

•	Distributable cash flow (“DCF”) of $26.1 million as compared to $34.1 million.

•	Adjusted net income of $9.6 million as compared to $23.0 million.

Adjusted EBITDA, distributable cash flow, and adjusted net income are not Generally Accepted Accounting Principles (“GAAP”) measures. Definitions and reconciliations of these non-GAAP measures to GAAP reporting measures appear in the financial tables which follow.

Quarterly Distribution

The Board of Directors of Penn Virginia Resource GP, LLC, the general partner of PVR, declared a quarterly distribution of $0.53 per unit payable in cash on August 14, 2012 to common unitholders of record at the close of business on August 6, 2012. This distribution equates to an annualized rate of $2.12 per unit, and represents a 1.9% increase over the prior quarter distribution and an 8.2% increase over the second quarter of 2011.

Management Comment

“We closed the previously announced acquisition of Chief Gathering LLC on May 17, 2012, and with the addition of these assets, we have begun to report separate results for the Midcontinent and Eastern segments of the midstream business. We believe this change will enhance the understanding of our business segments,” said Bill Shea, President and CEO of PVR’s general partner.

“Our second quarter results were negatively impacted by a very challenging coal market, low NGL prices and the migration to lower-margin fee-based contracts in the Midcontinent segment,” continued Mr. Shea. “However, the growth of our midstream business has continued in the second quarter with the closing of the Chief Gathering acquisition, the commencement of construction on Phase III and the Canton Lateral on our Lycoming County, Pennsylvania gas trunkline and water line, and completion of

PVR Announces Second Quarter 2012 Results	Page 2

the second 60 million cubic feet per day expansion of our Antelope Hills facility. Phase III and the Canton Lateral are expected to be in service in the fourth quarter to gather gas for an affiliate of Southwestern Energy Company and a subsidiary of Royal Dutch Shell. The new Wyoming County, Pennsylvania gas trunkline, acquired in the Chief acquisition, is also expected to be operational in the fourth quarter, servicing affiliates of Chief Oil & Gas LLC and Chesapeake Energy Corporation, among others. The completion of the Antelope Hills expansion enables PVR to process all of its volumes in the Panhandle region, as well as additional third-party volumes.

“Based on our confidence in the expected cash flows from these and other attractive growth midstream projects, we have increased our quarterly distribution to $0.53 per unit,” concluded Mr. Shea.

Eastern Midstream Segment

The eastern natural gas midstream segment reported second quarter 2012 results, with comparisons to second quarter 2011 results, as follows:

•	Adjusted EBITDA of $17.7 million as compared to $5.2 million, primarily due to the continued development of internal growth projects and the acquisition of Chief Gathering LLC.

•

Quarterly natural gas midstream system average throughput volumes of 344 million cubic feet per day (“MMcfd”), as compared to 38 MMcfd. The volume growth reflects the expansion of business on PVR’s Lycoming and Wyoming systems, as well as the acquisition of Chief Gathering.

Midcontinent Midstream Segment

The midcontinent natural gas midstream segment reported second quarter 2012 results, with comparisons to second quarter 2011 results, as follows:

•	Adjusted EBITDA of $12.7 million as compared to $17.4 million, primarily due to low NGL prices and the migration to lower-margin fee-based contracts.

•	Quarterly natural gas midstream system average throughput volumes of 453 MMcfd, as compared to 422 MMcfd.

Coal and Natural Resource Management Segment

The coal and natural resource management segment reported second quarter 2012 results, with comparisons to second quarter 2011 results, as follows:

•	Adjusted EBITDA of $26.7 million as compared to $42.3 million, primarily due to decreased coal production and pricing.

•	Coal royalty tons of 7.8 million tons, as compared to 10.1 million tons.

•	Coal royalties revenue of $29.2 million, or $3.76 per ton, as compared to $44.6 million, or $4.40 per ton.

Capital Investment and Resources

We invested approximately $129.0 million on internal growth projects during the second quarter of 2012, including $106.9 million in the Eastern Midstream Segment.

PVR Announces Second Quarter 2012 Results	Page 3

As of June 30, 2012, we had borrowings of $432.0 million under our $1.0 billion revolving credit facility with remaining borrowing capacity thereunder of $560.1 million.

Financial Guidance for 2012 and 2013

Current guidance for full year 2012 results has been updated to reflect the acquisition of the Chief Gathering business, the sale of the Crossroads system, the Lycoming Phase III expansion and other recently announced capital investments to support additional agreements with natural gas producers, revised assumptions for the impact of lower commodity prices and lower expected coal production. PVR now anticipates full year 2012 Adjusted EBITDA in the range of $245-$260 million and full year 2012 distributable cash flow, net of maintenance and replacement capital, in the range of $120-$130 million.

We expect the challenges in the coal business to continue in 2013, as well as a slow recovery of NGL prices. We also expect that the completion of several internal growth projects in the Eastern Midstream segment will partially offset these issues. Accordingly, we are revising our 2013 guidance range of $480-$540 million for total Adjusted EBITDA to $415-$480 million.

PVR’s financial guidance is based on numerous assumptions about future events and conditions and, therefore, could vary materially from actual results. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision for acquisitions or operating environment changes. Adjusted EBITDA and distributable cash flow are non-GAAP measures; reconciliations of these non-GAAP measures to GAAP reporting measures appear in the financial tables which follow.

Second Quarter 2012 Financial and Operational Results Conference Call

A conference call and webcast, during which management will discuss second quarter 2012 financial and operational results, is scheduled for Wednesday, July 25, 2012 at 10:00 a.m. ET. Prepared remarks by William H. Shea, Jr., Chief Executive Officer, and other members of company management will be followed by a question and answer period. Interested parties may participate via phone by dialing 800-860-2442 (international 412-858-4600) five to ten minutes before the scheduled start of the conference call (reference the Penn Virginia Resource Partners call), or listen via webcast at http://www.videonewswire.com/event.asp?id=88074, or by logging on using the link posted on our website, www.pvrpartners.com. An on-demand replay of the webcast will be available on our website shortly after the conclusion of the call. A telephonic replay of the call will be available through August 2 by dialing 877-344-7529 (international: 412-317-0088) and using conference playback number 10015935.

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Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a publicly traded limited partnership which owns and operates a network of natural gas midstream pipelines and processing plants, and owns and manages coal and natural resource properties. Our midstream assets, located principally in Texas, Oklahoma and Pennsylvania, provide gathering, transportation, compression, processing, dehydration and related services to natural gas producers. Our coal and natural resource properties, located in the Appalachian, Illinois and San Juan basins, are leased to experienced operators in exchange for royalty payments. More information about PVR is available on our website at www.pvrpartners.com.

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This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

PVR Announces Second Quarter 2012 Results	Page 4

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This press release includes “forward-looking statements” within the meaning of federal securities laws. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside the Partnership’s ability to control or predict, which could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, regulatory, economic and market conditions, our ability to successfully complete the construction and development of Chief’s midstream systems, to integrate the business of Chief with ours and to realize the anticipated benefits from the acquisition of Chief, the timing and success of business development efforts and other uncertainties. Additional information concerning these and other factors can be found in our press releases and public periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011 and most recently filed Quarterly Reports on Form 10-Q. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - unaudited

(in thousands, except per unit data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues
Natural gas	$63,127	$112,229	$137,754	$204,207
Natural gas liquids	102,130	136,048	219,924	244,890
Gathering and transportation	21,404	8,630	35,259	14,091
Coal royalties	29,231	44,578	62,390	83,569
Other	7,020	8,837	14,002	17,092

Total revenues	222,912	310,322	469,329	563,849

Expenses
Cost of gas purchased	140,833	219,278	306,297	389,533
Operating	14,040	14,242	29,943	27,315
General and administrative	10,999	11,975	23,043	22,945
Acquisition related costs	14,049	—	14,049	—
Impairments	—	—	124,845	—
Depreciation, depletion and amortization	28,456	21,650	52,309	42,894

Total expenses	208,377	267,145	550,486	482,687

Operating income (loss)	14,535	43,177	(81,157)	81,162

Other income (expense)
Interest expense	(15,511)	(12,428)	(25,328)	(23,278)
Derivatives	8,676	4,782	3,725	(14,979)
Interest income and other	109	127	225	264

Net income (loss)	7,809	35,658	(102,535)	43,169
Net loss (income) attributable to noncontrolling interests	—	—	—	664

Net income (loss) attributable to Penn Virginia Resource Partners’, L.P.	$7,809	$35,658	$(102,535)	$43,833

Basic earnings per common unit (1)	$(0.07)	$0.50	$(1.39)	$0.74
Diluted earnings per common unit (1)	$(0.07)	$0.50	$(1.39)	$0.74

Weighted average number of common units outstanding, basic	83,786	71,176	81,543	58,864
Weighted average number of common units outstanding, diluted	88,902	71,176	84,101	58,864

(1)	On May 17, 2012, the Partnership issued Class B Units and Special Units at a price that was lower than the market price of the common units into which they are convertible. This discount is treated as a non-cash distribution for purposes of calculating earnings per unit and is reflected in the basic and diluted net income (loss) per unit using the effective yield method over the period the Class B Units and Special Units are expected to be outstanding.

Other data:

Daily throughput volumes (MMcfd) - Eastern Midstream	344	38	277	38
Daily throughput volumes (MMcfd) - Midcontinent Midstream	453	422	448	402
Coal royalty tons (in thousands)	7,776	10,125	15,881	20,022

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONDENSED CONSOLIDATED BALANCE SHEETS - unaudited

(in thousands)

	June 30, 2012	December 31, 2011

Assets
Cash and cash equivalents	$8,975	$8,640
Accounts receivable	83,816	101,340
Assets held for sale	35,064	—
Other current assets	6,254	5,640

Total current assets	134,109	115,620
Property, plant and equipment, net	1,680,994	1,282,297
Other long-term assets	866,473	196,075

Total assets	$2,681,576	$1,593,992

Liabilities and Partners’ Capital
Accounts payable and accrued liabilities	$138,487	$124,082
Liabilities related to assets held for sale	3,260	—
Deferred income	3,851	3,416
Derivative liabilities	2,440	12,042

Total current liabilities	148,038	139,540
Other long-term liabilities	32,419	31,748
Senior notes 8.25%	900,000	300,000
Revolving credit facility	432,000	541,000
Partners’ capital	1,169,119	581,704

Total liabilities and partners’ capital	$2,681,576	$1,593,992

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Cash flows from operating activities
Net income (loss)	$7,809	$35,658	$(102,535)	$43,169
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	28,456	21,650	52,309	42,894
Impairments	—	—	124,845	—
Commodity derivative contracts:
Total derivative losses included in net income	(8,676)	(4,782)	(3,725)	14,979
Cash payments to settle derivatives for the period	(3,605)	(7,920)	(7,246)	(12,778)
Non-cash interest expense	1,579	2,655	2,628	3,695
Non-cash unit-based compensation	1,519	1,018	3,557	1,839
Equity earnings, net of distributions received	186	(1,343)	(555)	1,817
Other	(51)	(635)	(698)	(782)
Changes in operating assets and liabilities	(3,742)	(8,758)	62	(2,482)

Net cash provided by operating activities	23,475	37,543	68,642	92,351

Cash flows from investing activities
Acquisitions, net of cash acquired	(850,747)	(26,824)	(850,943)	(122,040)
Additions to property, plant and equipment	(99,621)	(37,345)	(174,994)	(74,796)
Other	(4,770)	1,204	(11,060)	2,211

Net cash used in investing activities	(955,138)	(62,965)	(1,036,997)	(194,625)

Cash flows from financing activities
Net proceeds from equity offerings	577,962	—	577,962	—
Proceeds from issuance of senior notes	600,000	—	600,000	—
Distributions to partners	(41,265)	(34,176)	(81,683)	(64,809)
Proceeds from (repayments of) borrowings, net	(185,000)	65,000	(109,000)	172,000
Cash paid for debt issuance costs	(18,589)	(3,675)	(18,589)	(3,675)
Cash paid for merger	—	(5,600)	—	(6,604)

Net cash provided by financing activities	933,108	21,549	968,690	96,912

Net increase (decrease) in cash and cash equivalents	1,445	(3,873)	335	(5,362)
Cash and cash equivalents - beginning of period	7,530	14,475	8,640	15,964

Cash and cash equivalents - end of period	$8,975	$10,602	$8,975	$10,602

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,		Guidance Range
	2012	2011	2012	2011	Full Year 2012
Reconciliation of Non-GAAP “Adjusted EBITDA” to GAAP “Net income (loss)”:
Segment Adjusted EBITDA (a):
Eastern Midstream	$17,659	$5,173	$27,620	$7,957	$87,000	$93,000
Midcontinent Midstream	12,684	17,392	25,007	37,039	58,000	62,000
Coal and Natural Resource Management	26,697	42,262	57,419	79,060	100,000	105,000

Total segment adjusted EBITDA	$57,040	$64,827	$110,046	$124,056	$245,000	$260,000
Adjustments to reconcile total segment Adjusted EBITDA to Net income (loss)
Depreciation, depletion and amortization	(28,456)	(21,650)	(52,309)	(42,894)
Impairments	—	—	(124,845)	—
Acquisition related costs	(14,049)	—	(14,049)	—
Interest expense	(15,511)	(12,428)	(25,328)	(23,278)
Derivatives	8,676	4,782	3,725	(14,979)
Other	109	127	225	264

Net income (loss)	$7,809	$35,658	$(102,535)	$43,169

Reconciliation of GAAP “Net income (loss)” to Non-GAAP “Distributable cash flow”:
Net income (loss)	$7,809	$35,658	$(102,535)	$43,169	$(55,000)	$(60,000)
Depreciation, depletion and amortization	28,456	21,650	52,309	42,894	123,000	132,000
Impairment	—	—	124,845	—	125,000	125,000
Gain on sale of assets	—	—	—	—	(33,000)	(30,000)
Acquisition related costs	14,049	—	14,049	—	14,000	14,000
Derivative contracts:
Derivative losses included in net income	(8,676)	(4,782)	(3,725)	14,979	(1,000)	5,000
Cash payments to settle derivatives for the period	(3,605)	(7,920)	(7,246)	(12,778)	(10,000)	(13,000)
Equity earnings from joint ventures, net of distributions	186	(1,343)	(555)	1,817	(1,000)	1,000
Maintenance capital expenditures	(5,351)	(2,469)	(8,448)	(5,648)	(15,000)	(17,000)
Replacement capital expenditures	(6,725)	(6,725)	(13,450)	(13,450)	(27,000)	(27,000)

Distributable cash flow (b)	$26,143	$34,069	$55,244	$70,983	$120,000	$130,000

Distribution to Partners:

Total cash distribution paid during the period	$41,265	$34,176	$81,683	$64,809

Reconciliation of GAAP “Net income (loss)” to Non-GAAP “Net income as adjusted”:
Net income (loss)	$7,809	$35,658	$(102,535)	$43,169
Impairments	—	—	124,845	—
Acquisition related costs	14,049	—	14,049	—
Adjustments for derivatives:
Derivative losses included in net income	(8,676)	(4,782)	(3,725)	14,979
Cash payments to settle derivatives for the period	(3,605)	(7,920)	(7,246)	(12,778)

Net income, as adjusted (c)	$9,577	$22,956	$25,388	$45,370

					Guidance Range Full Year 2013
Reconciliation of Non-GAAP “Adjusted EBITDA” to GAAP “Operating income”:
Segment Adjusted EBITDA:
Eastern Midstream					$250,000	$275,000
Midcontinent Midstream					75,000	95,000
Coal and Natural Resource Management					90,000	110,000

Total segment adjusted EBITDA					415,000	480,000
Adjustments to reconcile total segment Adjusted EBITDA to Operating income
Depreciation, depletion and amortization					(174,000)	(194,000)

Operating income					$241,000	$286,000

(a)	Adjusted EBITDA, or earnings before interest, tax and depreciation, depletion and amortization (“DD&A”), represents operating income plus DD&A, plus impairments, plus acquisition related costs. We believe EBITDA or a version of Adjusted EBITDA is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the natural gas midstream and coal industries. We use this information for comparative purposes within the industry. EBITDA is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income.
(b)	Distributable cash flow represents net income plus DD&A, plus impairments, plus acquisition related costs, plus (minus) derivative losses (gains) included in net income, plus (minus) cash received (paid) for derivative settlements, minus equity earnings in joint ventures, plus cash distributions from joint ventures, minus maintenance capital expenditures, minus replacement capital expenditures. Distributable cash flow is also the quantitative standard used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of publicly traded partnerships. Distributable cash flow is presented because we believe it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows, as a measure of liquidity or as an alternative to net income.
(c)	Net income, as adjusted, represents net income adjusted to exclude the effects of impairments, one-time charges related to acquisitions and non-cash changes in the fair value of derivatives. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the natural gas midstream industry. We use this information for comparative purposes within the industry. Net income, as adjusted, is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

QUARTERLY SEGMENT INFORMATION - unaudited

(in thousands)

	Eastern Midstream
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues
Gathering and transportation	$19,640	$5,835	$30,951	$8,855
Other	1,484	—	1,646	—

Total revenues	21,124	5,835	32,597	8,855

Expenses
Operating	1,189	27	2,087	263
General and administrative	2,276	635	2,890	635
Acquisition related costs	14,049	—	14,049	—
Depreciation, depletion and amortization	8,394	811	10,455	1,164

Total expenses	25,908	1,473	29,481	2,062

Operating income (loss)	$(4,784)	$4,362	$3,116	$6,793

	Midcontinent Midstream
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues
Natural gas	$63,127	$112,229	$137,754	$204,207
Natural gas liquids	102,130	136,048	219,924	244,890
Gathering and transportation	1,764	2,795	4,308	5,236
Other	928	1,870	1,545	3,688

Total revenues	167,949	252,942	363,531	458,021

Expenses
Cost of gas purchased	140,833	219,278	306,297	389,533
Operating	9,251	10,366	20,478	19,519
General and administrative	5,181	5,906	11,749	11,930
Impairments	—	—	124,845	—
Depreciation, depletion and amortization	11,700	11,753	25,307	23,324

Total expenses	166,965	247,303	488,676	444,306

Operating income (loss)	$984	$5,639	$(125,145)	$13,715

	Coal and Natural Resource Management
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues
Coal royalties	$29,231	$44,578	$62,390	$83,569
Coal services	1,391	2,278	2,630	4,588
Timber	1,354	1,268	2,873	2,377
Oil and gas royalties	505	989	1,188	1,782
Other	1,358	2,432	4,120	4,657

Total revenues	33,839	51,545	73,201	96,973

Expenses
Operating	3,600	3,849	7,378	7,533
General and administrative	3,542	5,434	8,404	10,380
Depreciation, depletion and amortization	8,362	9,086	16,547	18,406

Total expenses	15,504	18,369	32,329	36,319

Operating income (loss)	$18,335	$33,176	$40,872	$60,654

PENN VIRGINIA RESOURCE PARTNERS, L.P.

DERIVATIVE CONTRACT SUMMARY - unaudited

As of June 30, 2012

	Average Volume Per		Swap		Weighted Average Price
	Day		Price		Put (a)	Call (b)

NGL - natural gasoline collar	(gallons)				(per gallon)
Third quarter 2012 through fourth quarter 2012	54,000				$1.75	$2.02

Crude swap	(barrels	)	(per barrel	)
Third quarter 2012 through fourth quarter 2012	600		$88.62

Natural gas purchase swap	(MMBtu	)	(MMBtu	)
Third quarter 2012 through fourth quarter 2012	4,000		$5.195

We estimate that, excluding the effects of derivative positions described above, for every $1.00 per MMBtu increase or decrease in the natural gas price, our natural gas midstream gross margin and operating income (loss) for the remainder of 2012 would increase or decrease by $0.4 million. In addition, we estimate that for every $5.00 per barrel increase or decrease in the crude oil price, our natural gas midstream gross margin and operating income (loss) for the remainder of 2012 would increase or decrease by $4.0 million. This assumes that natural gas prices, crude oil prices and inlet volumes remain constant at anticipated levels. These estimated changes in our gross margin and operating income (loss) exclude potential cash receipts or payments in settling these derivative positions.

(a) - Purchased put/floor.

(b) - Sold call/ceiling.